Exhibit 99.1

GeoVax to Raise Approximately $1.3 Million

of Gross Proceeds in Offering Priced At-the-Market

Atlanta, GA, May 17, 2024 – GeoVax Labs, Inc. (Nasdaq: GOVX), a clinical-stage biotechnology company developing immunotherapies and vaccines against cancer and infectious diseases, today announced that it has entered into a definitive securities purchase agreement with a certain institutional investor for the purchase and sale of 802,844 shares of the Company's common stock (or common stock equivalents) at a price of $1.68 per share in a registered direct offering priced at-the-market under Nasdaq rules.

In addition, in a concurrent private placement, the Company will issue to the investor warrants to purchase up to 1,605,688 shares of common stock. The warrants have an exercise price of $1.68 per share, will be exercisable immediately following the date of issuance and will have a term of five years following the date of issuance.

Roth Capital Partners is acting as the exclusive placement agent for the offering.

The gross proceeds to the Company from this offering are expected to be approximately $1.3 million, before deducting the placement agent's fees and other offering expenses payable by the Company. The Company intends to use the net proceeds from this offering for working capital and general corporate purposes. The closing of the offering is expected to occur on or about May 21, 2024, subject to the satisfaction of customary closing conditions.

The shares in the offering described above are being offered by the Company pursuant to a 'shelf' registration statement on Form S-3 (File No. 277585) previously filed with the Securities and Exchange Commission (the 'SEC') and declared effective by the SEC on March 13, 2024. The offering is being made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement, relating to the offering that will be filed with the SEC. Electronic copies of the final prospectus supplement and accompanying prospectus may be obtained, when available, on the SEC's website at http://www.sec.gov or by contacting Roth Capital Partners, LLC at 888 San Clemente Drive, Newport Beach CA 92660, by phone at (800) 678-9147 or by accessing the SEC’s website, www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing novel therapies and vaccines for solid tumor cancers and many of the world’s most threatening infectious diseases. The company’s lead program in oncology is a novel oncolytic solid tumor gene-directed therapy, Gedeptin®, which recently completed enrollment in a multicenter Phase 1/2 clinical trial for advanced head and neck cancers. GeoVax’s lead infectious disease candidate is GEO-CM04S1, a next-generation Covid-19 vaccine targeting high-risk immunocompromised patient populations. Currently in three Phase 2 clinical trials, GEO-CM04S1 is being evaluated as a primary vaccine for immunocompromised patients such as those suffering from hematologic cancers and other patient populations for whom the current authorized Covid-19 vaccines are insufficient, and as a booster vaccine in patients with chronic lymphocytic leukemia (CLL). In addition, GEO-CM04S1 is in a Phase 2 clinical trial evaluating the vaccine as a more robust, durable Covid-19 booster among healthy patients who previously received the mRNA vaccines. GeoVax has a leadership team who have driven significant value creation across multiple life science companies over the past several decades. For more information, visit our website: www.geovax.com.

Forward-Looking Statements

This release contains forward-looking statements regarding GeoVax’s business plans. The words “believe,” “look forward to,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: GeoVax is able to obtain acceptable results from ongoing or future clinical trials of its investigational products, GeoVax’s immuno-oncology products and preventative vaccines can provoke the desired responses, and those products or vaccines can be used effectively, GeoVax’s viral vector technology adequately amplifies immune responses to cancer antigens, GeoVax can develop and manufacture its immuno-oncology products and preventative vaccines with the desired characteristics in a timely manner, GeoVax’s immuno-oncology products and preventative vaccines will be safe for human use, GeoVax’s vaccines will effectively prevent targeted infections in humans, GeoVax’s immuno-oncology products and preventative vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete development, there is development of competitive products that may be more effective or easier to use than GeoVax’s products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control.

Further information on our risk factors is contained in our periodic reports on Form 10-Q and Form 10-K that we have filed and will file with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Company Contact:	Investor Relations Contact:	Media Contact:
info@geovax.com	austin.murtagh@sternir.com	sr@roberts-communications.com
678-384-7220	212-698-8696	202-779-0929